EXHIBIT 10.39
EMPLOYMENT AGREEMENT
This Employment Agreement (“Agreement”) is made effective as of October 20, 2025 (the “Effective Date”), by and between Ahmed ElNawawi (“Executive”) and Geron Corporation, a Delaware corporation (the “Company”).
Whereas, the Company desires to employ Executive to provide personal services to the Company and to provide Executive with certain compensation and benefits in return for Executive’s services;
Whereas, Executive wishes to be employed by the Company and provide personal services to the Company in return for certain compensation and benefits; and
Now, Therefore, in consideration of the mutual promises and covenants contained herein, it is hereby agreed by and between the parties hereto as follows:
ARTICLE I
DEFINITIONS
For purposes of the Agreement, the following terms are defined as follows:
1.1“Board” means the Board of Directors of the Company.
1.2“Cause” means any of the following:
(a)any willful act or omission by Executive constituting dishonesty, fraud or other malfeasance against the Company;
(b)Executive’s conviction of a felony under the laws of the United States or any state thereof or any other jurisdiction in which the Company conducts business;
(c)Executive’s debarment by the U.S. Food and Drug Administration (FDA) from working in or providing services to any pharmaceutical or biotechnology company under the Generic Drug Enforcement Act of 1992, or other ineligibility under any law or regulation to perform Executive’s duties to the Company; or
(d)Executive’s breach of any of the material policies of the Company.
1.3“Change in Control” shall have the meaning set forth in the Equity Incentive Plan.
1.4“Code” means the Internal Revenue Code of 1986, as amended.
1.5“Company” means Geron Corporation, any wholly-owned subsidiaries, and its successors in interest.
1.6“Comparable Employment” means employment on terms that provide (a) the same or greater rate of base pay or salary as in effect immediately prior to Executive’s termination, (b) the same, equivalent or higher job title and level of responsibility as Executive had prior to Executive’s termination, (c) equivalent or higher bonus opportunity as the bonus opportunity for the year preceding the year in which the termination occurs, and (d) a principal work location that is both (i) no more than forty-five (45) miles from Executive’s principal work location immediately prior to Executive’s termination and (ii)

no more than thirty (30) miles farther from Executive’s principal weekday residence than was Executive’s principal work location immediately prior to the termination.
1.7“Covered Termination” means an Involuntary Termination Without Cause that occurs at any time, provided that such termination constitutes a “separation from service” within the meaning of Section 409A of the Code and the regulations promulgated thereunder, including Treasury Regulation Section 1.409A-1(h) (a “Separation from Service”).
1.8“Involuntary Termination Without Cause” means Executive’s dismissal or discharge other than (i) for Cause, or (ii) after an involuntary or voluntary filing of a petition under chapter 7 or 11 of 11 USC Section 101 et. seq., an assignment for the benefit of creditors, a liquidation of the company’s assets in formal proceeding or otherwise or any other event of insolvency by the Company, in any case, without an offer of Comparable Employment by the Company or a successor, acquirer, or affiliate of the Company. For purposes of this Agreement, the termination of Executive’s employment due to Executive’s death or disability will not constitute a termination for Cause.
1.9“Inducement Plan” means the Company’s 2018 Inducement Award Plan.
1.10“Equity Incentive Plan” means the Company’s 2018 Equity Incentive Award Plan.
ARTICLE II
EMPLOYMENT BY THE COMPANY
2.1Position and Duties. Subject to the terms set forth herein, the Company agrees to employ Executive in the position of Executive Vice President, Chief Commercial Officer. During the Executive’s employment in this position, Executive will report to the Chief Executive Officer. Executive shall serve in an employee capacity and shall perform such duties as are assigned to Executive by the Chief Executive Officer and, except as otherwise instructed by the Chief Executive Officer, such other duties as are customarily associated with the position of Executive Vice President, Chief Commercial Officer. During Executive’s employment with the Company, Executive will devote Executive’s best efforts and substantially all of Executive’s business time and attention (except for vacation periods as set forth herein and reasonable periods of illness or other incapacities permitted by the Company’s general employment policies or as otherwise set forth in this Agreement) to the business of the Company.
2.2Employment at Will. Both the Company and Executive acknowledge and agree that Executive’s employment with the Company is “at-will” and not for any specified period of time, and may be terminated at any time by Executive or the Company, with or without Cause, and with or without prior notice; provided, however, that if Executive’s employment with the Company is terminated under circumstances that constitute a Covered Termination, Executive will be eligible to receive certain severance payments and benefits as set forth in Article IV below. Executive is also eligible for severance benefits under the Amended and Restated Severance Plan.
2.3Employment Policies. The employment relationship between the parties shall also be governed by the general employment policies and practices of the Company, including but not limited to those policies relating to protection of confidential information and assignment of inventions. In the event of a conflict between the terms of this Agreement and the Company’s general employment policies or practices, this Agreement shall control.
2.42.4    Indemnification. The Company shall provide for indemnification of the Executive as set forth in the Indemnification Agreement attached hereto as Exhibit A.
ARTICLE III
COMPENSATION
3.1Base Salary. Executive shall receive for services to be rendered hereunder such annual base salary as is approved by the Board or the Compensation Committee of the Board, payable on the regular payroll dates of the Company, subject to increase in the sole discretion of the Board or Compensation Committee of the Board (the “Base Salary”).  As of the Effective Date of this Agreement, Executive’s Base Salary is $525,000.
3.2Bonus. As of the Effective Date of this Agreement, Executive shall be eligible to earn, for each fiscal year of the Company ending December 31 during Executive’s employment with the Company, an annual discretionary cash bonus (an “Annual Bonus”) targeted at forty-five percent (45%) of Executive’s Base Salary. Executive’s discretionary Annual Bonus will be paid during the standard timing for year-end performance bonuses, with the eligibility cutoff date for participation being October 1st in the performance year for which any bonus may be paid. The Annual Bonus is tied to the achievement of certain performance goals established for the Company and each individual and prorated for the individual’s initial performance period (assuming commencement of employment in the middle of a calendar year); provided, however, that in order to be eligible for an Annual Bonus for the initial performance period the Effective Date must be on or before September 30th. The total bonus pool generated for distribution, if any, is determined at the discretion of the Board and then distributed based on individual performance.  If the Company determines, in its reasonable discretion, that Executive has engaged in any misconduct intended to affect the payment of Executive’s Annual Bonus or has otherwise engaged in any act or omission that would constitute Cause for termination of employment, as defined by Section 1.2 of the Agreement, Executive will automatically and immediately forfeit Executive’s entire Annual Bonus.  If the Annual Bonus has already been paid to Executive, such Annual Bonus will be deemed unearned, and the Company shall have the right to recover the entire amount of the Annual Bonus paid to Executive for the calendar year(s) in which such misconduct or other act or omission constituting Cause occurred.  Without limiting the foregoing, any such misconduct or other act or omission constituting Cause will subject Executive to disciplinary action up to and including termination of employment.  In addition, any Annual Bonus paid to Executive for the calendar year(s) in which such misconduct or other Cause occurred is subject to recoupment in accordance with The Dodd–Frank Wall Street Reform and Consumer Protection Act and any implementing regulations, any other clawback policy adopted by the Company and any compensation recovery policy otherwise required by applicable laws, regulations, or statutes. Recovery by the Company of an Annual Bonus in accordance with this Section shall not constitute an event giving rise to a right by Executive to voluntarily terminate Executive’s employment for Cause based on such recovery by the Company, nor shall it constitute “constructive termination”, or any similar term or circumstance under the Agreement or any other plan or agreement with the Company.
3.3New Hire Stock Option. In accordance with the terms approved by Board or the Company’s Compensation Committee of the Board, the Executive shall receive a time-based option (the “New Hire Option”) to purchase three million (3,000,000) shares of Company common stock having an exercise price equal to the fair market value of Company common stock, as reported by the Nasdaq Global Select Market, on the first date of Executive’s employment, and vesting with respect to 12.5% of the shares on the six-month anniversary of the Executive’s first date of employment and with respect to the remaining shares on each monthly anniversary of the Executive’s first date of employment in equal installments over 42 months thereafter. The New Hire Option serves as an inducement material to Executive entering into employment with the Company and will be granted under the Company’s Equity Incentive Plan as non-statutory stock options. The vesting of the New Hire Option shall be subject to Executive’s continued service to the Company through the applicable vesting dates, provided, that upon the occurrence of a Change of Control, subject to Executive’s continued service to the Company through the date of such Change of Control, the New Hire Option shall vest and become exercisable with respect to one hundred percent (100%) of the unvested shares subject thereto. The New Hire Option otherwise shall be subject to and governed in all respects by the terms of the Equity Incentive Plan and the stock option agreement for the option grant to be entered into between the Company and Executive.
3.4Standard Company Benefits; Vacation. Executive shall be entitled to all rights and benefits for which Executive is eligible under the terms and conditions of the Company’s benefit and compensation plans, practices, policies, and programs, as in effect from time to time, that are provided by the Company to its executive employees generally. Except as specifically provided herein, nothing in this Agreement is construed or interpreted to provide greater rights, participation, coverage, or benefits under such benefit plans or programs provided to executive employees pursuant to the terms and conditions of such benefit plans and programs. Executive will be eligible for vacation accruals in accordance with the Company’s current time off policy, starting with twenty (20) days per year.
3.5    Sign-On Bonus. Executive shall be paid a cash sign-on bonus in the amount of $400,000. The Sign-On Bonus will be paid in two tranches, with the first tranche of $200,000 paid on the first scheduled payroll following the Effective Date and the second tranche paid on the first scheduled payroll following the first anniversary of the Effective Date; provided however, if Executive has voluntarily left the Company and is no longer employed by the Company on the first anniversary of the Effective Date (with respect to the first tranche) or the second anniversary of the Effective Date (with respect to the second tranche), the applicable portion of such Sign-On Bonus will be deemed unearned, and the Company shall have the right to recover the entire applicable portion, which shall be reimbursed by Executive to the Company within thirty (30) days after such voluntary departure by Executive. The Sign-On Bonus will be subject to applicable taxes.
If the Company determines, in its reasonable discretion, that Executive has engaged in any misconduct or has otherwise engaged in any act or omission that would constitute Cause for termination of employment, as defined by Section 1.2 of this Agreement, the Sign-On Bonus will be deemed unearned, and the Company shall have the right to recover the entire amount of the Sign-On Bonus. Without limiting the foregoing, any such misconduct or other act or omission constituting Cause will subject Executive to disciplinary action up to and including termination of employment. The Sign-On Bonus is subject to recoupment in accordance with The Dodd–Frank Wall Street Reform and Consumer Protection Act and any implementing regulations, any other clawback policy adopted by the Company and any compensation recovery policy otherwise required by applicable laws, regulations or statutes.
Recovery by the Company of the Sign-On Bonus in accordance with this Section shall not constitute an event giving rise to a right by Executive to voluntarily terminate his employment for Cause based on such recovery by Company, nor shall it constitute “constructive termination,” or any similar term or circumstance under the Agreement or any other plan or agreement with the Company. If the Executive’s employment terminates for any reason other than a Covered Termination, the amounts paid under this Section will be repayable to the Company within 60 days following the last day of employment.

ARTICLE IV
SEVERANCE BENEFITS AND RELEASE
4.1Severance Benefits. If Executive’s employment terminates due to a Covered Termination after the date of execution of this Agreement, Executive shall receive:
(i)Payment of Accrued Obligations Upon Termination of Employment. Upon a termination of Executive’s employment for any reason at any time following the Effective Date, the Company shall pay to Executive in a single lump-sum cash payment as soon as administratively practicable following the date of termination, the aggregate amount of Executive’s (A) earned but unpaid Base Salary, and (B) accrued but unpaid vacation pay. In addition, Executive shall be promptly paid for incurred but unreimbursed business expenses upon Executive’s submission of such expenses in accordance with the Company’s expense reimbursement policies. The amounts set forth in this Section 4.1(i) are collectively referred to as the “Accrued Obligations”.
(ii)Severance Upon a Covered Termination. If Executive’s employment terminates due to a Covered Termination at any time after the Effective Date, then, in addition to the Accrued Obligations:

(a)Executive shall be paid target Annual Bonus for the fiscal year in which the termination occurs, prorated for the length of service provided during the calendar year through the termination date, payable in a single lump-sum payment within thirty (30) days following the date of termination;
(b)Executive shall be paid an aggregate amount equal to twelve (12) months of Executive’s Base Salary in effect on the date of termination, payable to Executive in a single lump-sum amount on the sixtieth (60th) day following the date of termination;
(c)Executive and Executive’s covered dependents will be eligible to continue their health care benefit coverage as permitted by COBRA (Internal Revenue Code Section 4980B) at the Company’s expense for the lesser of (i) twelve (12) months following the Covered Termination, or (ii) until the Executive and/or Executive’s covered dependents are no longer eligible for COBRA (for clarification and as an example, in the event Executive is covered by another health plan, etc.). Thereafter, Executive and Executive’s covered dependents shall be entitled to maintain coverage for Executive and Executive’s eligible dependents at Executive’s own expense for the balance of the period that Executive is entitled to coverage under COBRA; and
(d)the New Hire Option, along with any subsequent options or other exercisable equity interest in the Company held by Executive as of the date of termination shall remain outstanding and exercisable through the earlier of (i) the second (2nd) anniversary of the date of termination or (ii) the original expiration date of the option or other equity interest.
4.2
4.3Notwithstanding the foregoing, if Executive’s employment terminates due to a Covered Termination at any time after the Effective Date, Executive will receive the greater of (i) the severance benefits above, or (ii) the severance benefits provided for in the Amended and Restated Severance Plan attached hereto as Exhibit C, which may be amended from time-to-time by the Company at the Company’s sole discretion, that is in effect at the time of termination. For the avoidance of doubt, all amounts payable under this Agreement shall be subject to applicable federal, state, local or foreign tax withholding requirements.
4.4Parachute Payments. If any payment or benefit Executive would receive in connection with a Change in Control from the Company or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be reduced to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order unless Executive elects in writing a different order (provided, however, that such election shall be subject to Company approval): reduction of cash payments; cancellation of accelerated vesting of stock awards; reduction of employee benefits. In the event that acceleration of vesting of stock award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of Executive’s stock awards unless Executive elects in writing a different order for cancellation.
4.5The Company for general audit purposes shall engage a nationally recognized public accounting firm (the “Accounting Firm”) to perform the foregoing calculations. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder. The Accounting Firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and Executive within fifteen (15) calendar days after the date on which Executive’s right to a Payment is triggered (if requested at that time by the Company or Executive) or such other time as requested by the Company or Executive. If the Accounting Firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish the Company and Executive with an opinion reasonably acceptable to Executive that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting firm made hereunder shall be final, binding, and conclusive upon the Company and Executive.
4.6Release. Notwithstanding the foregoing, Executive’s right to receive the amounts provided for in Sections 4.1(ii) and 4.2, and the Change of Control acceleration in any stock option agreement shall be subject to and conditioned upon Executive’s execution and non-revocation of a release of claims in substantially the form attached hereto as Exhibit B (the “Release”) (as such form may be modified to take into account changes in the law) within fifty (50) days following the termination date. Such Release shall specifically relate to all of Executive’s rights and claims in existence at the time of such execution and shall confirm Executive’s obligations under the Proprietary Information and Inventions Agreement (as defined below). It is understood that Executive has a certain period to consider whether to execute such Release, as set forth in the Release, and Executive may revoke such Release within seven (7) business days after execution. In the event Executive does not execute such Release within the applicable period, or if Executive revokes such Release within the subsequent seven (7) business day period, none of the aforesaid benefits set forth in Sections 4.1(ii), 4.2, and the Change of Control acceleration in any stock option agreement shall be payable to Executive under this Agreement and this Agreement shall be null and void.
4.7Section 409A. Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed by the Company at the time of the Separation from Service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (a) the expiration of the six-month period measured from the date of Executive’s Separation from Service or (b) the date of Executive’s death. Upon the first business day following the expiration of the applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Section 4.4 shall be paid in a lump sum to Executive (or Executive’s estate or beneficiaries), and any remaining payments due under the Agreement shall be paid as otherwise provided herein. For purposes of Section 409A of the Code, Executive’s right to receive the payments of compensation pursuant to the Agreement shall be treated as a right to receive a series of separate payments and accordingly, each payment shall at all times be considered a separate and distinct payment.
4.8Mitigation. Executive shall not be required to mitigate damages or the amount of any payment provided under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by Executive as a result of employment by another employer or by any retirement benefits received by Executive after the date of the Covered Termination, or otherwise.
ARTICLE V
PROPRIETARY INFORMATION OBLIGATIONS
5.1Agreement. Executive agrees to abide by the Proprietary Information and Inventions Agreement (the “Proprietary Information and Inventions Agreement”) attached hereto as Exhibit D.
5.2Remedies. Executive’s duties under the Proprietary Information and Inventions Agreement shall survive termination of Executive’s employment with the Company and the termination of this Agreement. Executive acknowledges that a remedy at law for any breach or threatened breach by Executive of the provisions of the Proprietary Information and Inventions Agreement would be inadequate, and Executive therefore agrees that the Company shall be entitled to injunctive relief in case of any such breach or threatened breach.
ARTICLE VI
OUTSIDE ACTIVITIES
6.1No Other Employment. Except with the prior written consent of the Board, Executive shall not during the term of Executive’s employment with the Company, undertake or engage in any other employment, occupation, or business enterprise. Notwithstanding the foregoing, during the term of Executive’s employment with the Company, Executive may (a) undertake or engage in any other employment, occupation or business enterprise in which Executive is a passive investor, and/or (b) engage in civic and not-for-profit activities, in each case, so long as such activities do not materially interfere with the performance of Executive’s duties hereunder.
6.2No Conflicting Business Interests. During the term of Executive’s employment by the Company, except on behalf of the Company, Executive shall not directly or indirectly, whether as an officer, director, stockholder, partner, proprietor, associate, representative, consultant, or in any capacity whatsoever engage in, become financially interested in, be employed by, or have any business connection with any other person, corporation, firm, partnership, or other entity whatsoever which were known by Executive to compete directly with the Company, throughout the world, in any line of business engaged in (or planned to be engaged in) by the Company; provided, however, that anything above to the contrary notwithstanding, Executive may own, as a passive investor, securities of any competitor corporation, so long as Executive’s direct holdings in any one such corporation shall not in the aggregate constitute more than 1% of the voting stock of such corporation.
ARTICLE VII
NONINTERFERENCE
While employed by the Company, and for one (1) year immediately following the date on which Executive terminates employment or otherwise ceases providing services to the Company, Executive agrees not to interfere with the business of the Company by soliciting or attempting to solicit any employee of the Company to terminate such employee’s employment in order to become an employee, consultant, or independent contractor to or for any pharmaceutical or biotechnology competitor of the Company. Executive’s duties under this Article VII shall survive termination of Executive’s employment with the Company and the termination of this Agreement.
ARTICLE VIII
DEBARMENT

Executive certifies that Executive has never been: (a) debarred by any relevant authorities, pursuant to any applicable law, including, but not limited to, Section 306(a) and (b) of the US Federal Food, Drug, and Cosmetic Act; (b) convicted of any of the felonies identified among the Exclusion Authorities listed on the U.S. Department of Health and Human Services (HHS) Office of Inspector General website; or (c) listed as being suspended, debarred, or excluded, or otherwise ineligible to participate in Federal procurement or non-procurement programs, including, but not limited to, being listed on the List of Excluded Individuals/Entities (LEIE) database on the HHS Office of Inspector General website. If Executive becomes suspended, debarred, or excluded pursuant to any of the foregoing, Executive must notify the Company immediately in writing.

ARTICLE IX
ARTICLE XGENERAL PROVISIONS

10.1Notices. Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of personal delivery (including personal delivery by telex) or the third day after mailing by first class mail, to the Company at its primary office location and to Executive at Executive’s address as listed on the Company payroll.
10.2Section 409A. To the extend applicable, this Agreement shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretative guidance issued thereunder, including without limitation any such regulations or other such guidance that may be issued after the Effective Date (“Section 409A”). Notwithstanding any provision of this Agreement to the contrary, in the event that following the Effective Date, the Company determines in good faith that any compensation or benefits payable under this Agreement may not be either exempt from or compliant with Section 409A, the Company may adopt such amendments to this Agreement or adopt other policies or procedures (including amendments, policies and procedures with retroactive effect), or take any other commercially reasonable actions necessary or appropriate to preserve the intended tax treatment of the compensation and benefits payable hereunder, including without limitation actions intended to (i) exempt the compensation and benefits payable under this Agreement from Section 409A, and/or (ii) comply with the requirements of Section 409A, provided, that this Section 8.2 does not, and shall not be construed so as to, create any obligation on the part of the Company to adopt any such amendments, policies or procedures or to take any other such actions or to create any liability on the part of the Company for any failure to do so.
10.3Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal, or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality, or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed, and enforced in such jurisdiction as if such invalid, illegal, or unenforceable provisions had never been contained herein.
10.4Waiver. If either party should waive any breach of any provisions of this Agreement, they shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.
10.5Complete Agreement. This Agreement and Exhibits A, B, C and D hereto constitute the entire agreement between Executive and the Company and are the complete, final, and exclusive embodiment of their agreement with regard to this subject matter (except for the Equity Incentive Plan and the Inducement Plan and award agreements thereunder, the Amended and Restated Severance Plan, and any successors thereto). As of the Effective Date, this Agreement supersedes any prior agreement between Executive and the Company or any predecessor employer in its entirety. Executive and the Company acknowledge and agree that this Agreement is entered into without reliance on any promise or representation other than those expressly contained herein or therein and cannot be modified or amended except in a writing signed by a duly authorized officer of the Company.
9.6    Counterparts and Electronic Signatures. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement. The parties agree that execution of this Agreement by industry standard electronic signature software and/or by exchanging PDF signatures shall have the same legal force and effect as the exchange of original signatures, and that in any proceeding arising under or relating to this Agreement, each party hereby waives any right to raise any defense or waiver based upon execution of this Agreement by means of such electronic signatures or maintenance of the executed agreement electronically.

10.6     Headings. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.
10.7Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors, assigns, heirs,

executors, and administrators, except that Executive may not assign any of Executive’s duties hereunder and Executive may not assign any of Executive’s rights hereunder, without the written consent of the Company, which shall not be withheld unreasonably.
10.8Arbitration. In the event of any contractual, statutory or tort dispute or claim relating to or arising out of Executive’s employment relationship with the Company (including but not limited to any claims of wrongful termination or age, sex, race, or other discrimination, but not including workers’ compensation claims), Executive and the Company agree that all such disputes will be finally resolved by binding arbitration conducted by a single neutral arbitrator associated with the American Arbitration Association in Foster City, California. Executive and the Company hereby waive their respective rights to have any such disputes or claims tried to a judge or jury. However, the Company agrees that this arbitration provision will not apply to any claim, by either Executive or the Company, for injunctive relief. The administrative costs of any arbitration proceeding between Executive and the Company and the fees and costs of the arbitrator shall be borne by the Company.
10.9Attorneys’ Fees. If either party hereto brings any action to enforce rights hereunder, each party in any such action shall be responsible for its own attorneys’ fees and costs incurred in connection with such action.
10.10Acknowledgement. Executive acknowledges that Executive (a) has had the opportunity to discuss this matter with and obtain advice from independent counsel of Executive’s own choice and has been advised to do so by the Company, (b) has carefully read and fully understands all the provisions of this Agreement, and (c) is knowingly and voluntarily entering into this Agreement. Executive represents that Executive (i) is familiar with the restrictive covenants set forth in the Proprietary Information and Inventions Agreement and (ii) is fully aware of Executive’s obligations thereunder.
10.11Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the State of California.
10.12Personal Information. Executive understands that the Company may hold certain personal information about him or her, including, but not limited to, your name, home address, telephone number, date of birth, social security number, salary, nationality, and job title (collectively, “Personal Data”). Certain Personal Data may also constitute “Sensitive Personal Data” within the meaning of applicable local law. Such data include, but are not limited to, Personal Data and any changes thereto, and other appropriate personal and financial data about you. The Company’s lawful basis for processing Personal Data and Sensitive Personal Data include fulfilling its role as an employer, compliance with law, and legitimate business interest. Executive hereby provides express consent to the Company to process such Personal Data and Sensitive Personal Data and to transfer any such Personal Data and Sensitive Personal Data to any third parties outside the country in which you are employed or retained, for purposes of administrating and managing your employment relationship with the Company. Executive may, at any time, review his or her Personal Data, request any necessary corrections to it, or withdraw his or her consent in writing by contacting the Company; however, withdrawal of your consent may affect your employment with the Company.
10.13Eligibility to Work. In accordance with federal law, all new employees are required to present evidence of their eligibility to be employed in the United States and this Agreement is subject to proof of Executive’s ability to lawfully work in the United States. Accordingly, the Company requests that Executive provide the Company with appropriate documentation for this purpose within 72 hours of the first day of employment. Acceptable documents include, but are not limited to, a birth certificate, a passport, a visa, permanent residence card, or driver’s license and social security card.
10.14Pre-Employment Screenings as a Condition of Employment. As a condition of employment, Executive will be required to submit to a background check which must yield results considered acceptable to the Company.  Standard screenings include verification of prior employment and education, a drug test, and a criminal history check.  Additional screenings, such as a credit check or Department of Motor Vehicles record check, may be applicable based on job function.  Further, the Company will require the receipt of professional references that are predominately positive in content and character.  If the results of any of these screenings are determined by the Company to be noncompliant with its policies, procedures, or general business requirements, the Company reserves the right to unilaterally revoke this Agreement, with no obligation or liability to you.
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In Witness Whereof, the parties have executed this Agreement on the respective dates set forth below:
GERON CORPORATION

By: /s/ Harout Semerjian__
    Harout Semerjian
    President and CEO

Date:    October 13, 2025

Accepted and agreed this 13 day of October, 2025,

/s/ Ahmed EINawawi_____
Ahmed ElNawawi